Exhibit 99.2
NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President David R. Looney, Chief Financial Officer	Traded: NYSE (GDP)
FOR IMMEDIATE RELEASE
Goodrich Petroleum Prices Offering of $125 Million of 3.25 % Convertible Senior Notes
Houston, Texas — December 1, 2006 Goodrich Petroleum Corporation (NYSE: GDP) announced that it has priced an offering of $125 million of convertible senior notes due 2026. The convertible senior notes are being reoffered to qualified institutional buyers eligible under Rule 144A of the Securities Act. The Company has also granted a 13-day option to the initial purchasers of the convertible notes to purchase up to an additional $50 million aggregate principal amount of the convertible senior notes.
Goodrich intends to use net proceeds of the offering to pay off completely its $50 million second lien term loan, and the remainder of the proceeds to repay indebtedness outstanding under its bank revolving credit facility.
The notes will initially bear interest at a fixed rate of 3.25% per year. The notes will also bear contingent interest if the trading price of the notes reaches a specified level after December 1, 2011. Holders of the notes may, under certain circumstances at their option, convert the notes based on a base conversion rate of 15.1653 shares of common stock per $1,000 principal amount of notes, which is equivalent to a base conversion price of approximately $65.94 per share of common stock, which price represents a 50% premium above the closing price of the Company’s stock on November 30, 2006. In addition, if at the time of conversion the applicable price of Goodrich Petroleum’s common stock exceeds the base conversion price, holders will receive up to an additional 2.6762 shares of Goodrich Petroleum’s common stock per $1,000 principal amount of notes, as determined pursuant to a specified formula. Upon conversion, Goodrich may elect to deliver the conversion value to holders in shares of common stock or a combination of cash, up to the principal amount of the notes to be converted, and stock for the remainder of the conversion value. The applicable conversion rate will be subject to customary adjustments in certain circumstances.

On or after December 1, 2011, Goodrich may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. Subject to certain conditions, holders may require Goodrich to purchase all or a portion of their notes on each of December 1, 2011, December 1, 2016 and December 1, 2021. In addition, if Goodrich experiences specified types of corporate transactions, holders may require Goodrich to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to the date of repurchase.
Closing of the private offering is expected to occur on December 6, 2006 and will be subject to satisfaction of various customary closing conditions.
The convertible senior notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
Certain statements in this news release regarding future expectations and plans for future activities, including the closing of the offering and the use of proceeds of the offering, may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.